Exhibit 22.1

The following subsidiary of CF Industries Holdings, Inc. (“CF Holdings”) will be the issuer of debt securities that may be fully and unconditionally guaranteed by CF Holdings.

Subsidiary Registrant

CF Industries, Inc.	Issuer